EXHIBIT 99.1

For Immediate Release:

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

LEXINGTON, MA, August 3, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the third quarter of fiscal 2006, ended June 30, 2006. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $11.9 million and a consolidated net loss of $13.4 million or $0.28 per share for the quarter ended June 30, 2006. This compares to revenues of $8.2 million and a consolidated net loss of $9.8 million or $0.21 per share for the quarter ended June 30, 2005. For the nine months ended June 30, 2006, the Company reported revenues of $35.3 million and a consolidated net loss of $36.5 million or $0.77 per share compared to revenues of $23.2 million and a consolidated net loss of $40.7 million or $0.87 per share for the nine months ended June 30, 2005.

At June 30, 2006, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $53.3 million, not including the Company’s recently completed $34.8 million equity financing which closed on July 3, 2006.

“The Company achieved a number of significant milestones during the past quarter,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “The positive results of our SANCTURA XR and pagoclone for stuttering trials in addition to the rapid completion of enrollment in our NEBIDO trial and the initiation of our pagoclone for premature ejaculation trial demonstrate the tremendous opportunity we have at Indevus.”

Recent Highlights

— The Company announced positive results from the two Phase III trials for SANCTURA XR™ in overactive bladder. Both trials met their primary endpoints and key secondary endpoints. In addition, the Company believes that SANCTURA XR has set a new tolerability benchmark for oral drugs in the treatment of overactive bladder with an overall dry mouth incidence of 10.7% in both Phase III trials. The Company anticipates filing a New Drug Application with the U.S. Food and Drug Administration before the end of this calendar year.

— The Company announced promising results from its Phase II trial of pagoclone for persistent developmental stuttering. The results of the trial, believed to be the largest pharmaceutical trial ever conducted for stuttering, show that pagoclone produces a statistically significant benefit in multiple primary and secondary endpoints compared to placebo. The Company plans to meet with the FDA to discuss the findings and its plans for further clinical development later this summer.

— Enrollment of the Company’s pharmacokinetic trial for NEBIDO® for the treatment of male hypogonadism was completed. The trial is expected to be completed in May 2007.

— The Company began enrollment in its Phase II trial for pagoclone in premature ejaculation. The trial is expected to enroll approximately 100 patients with results anticipated in early calendar 2007.

— On July 3, 2006, the Company closed an underwritten public offering of common stock. In the offering, the Company issued 8,050,000 shares, including 1,050,000 shares to cover underwriter overallotments, at a price of $4.65 per share. The net proceeds to the Company after underwriting commissions and expenses were approximately $34.8 million.

Financial Results

Total consolidated revenues for the quarter ended June 30, 2006 were $11.9 million, an increase of 45% from the $8.2 million reported for the quarter ended June 30, 2005. Revenue for the quarter ended June 30, 2006 consisted primarily of $3.3 million of revenues received in connection from product sales of SANCTURA® to the Company’s partner, Esprit Pharma, $3.4 million from the amortization of upfront and milestone revenue received by the Company related to its partnership for SANCTURA, $1.8 million of SANCTURA royalties, $0.9 million from product sales of DELATESTRYL®, and $2.2 million in sales force subsidy.

Cost of product revenue for the quarter ended June 30, 2006 was $4.7 million, an increase of 150% from the $1.9 million reported for the quarter ended June 30, 2005. Cost of product revenue relates primarily to sales of SANCTURA to Esprit Pharma at cost, costs related to sales of DELATESTRYL and royalties paid to the Company’s licensor, Madaus, for SANCTURA.

Research and development expenses for the quarter ended June 30, 2006 were $11.1 million, an increase of 100% from the $5.6 million reported for the quarter ended June 30, 2005. Marketing, general and administrative expenses for the quarter ended June 30, 2006 were $8.9 million, a decrease of 2% from the $9.0 million reported for the quarter ended June 30, 2005.

For the nine month period ended June 30, 2006, total consolidated revenues were $35.3 million, an increase of 52% from the $23.2 million reported for the nine month period ended June 30, 2005. Revenue for the nine month period ended June 30, 2006 consisted primarily of $9.0 million of revenues received in connection from product sales of SANCTURA to the Company’s partner, $10.1 million from the amortization of upfront and milestone revenue received by the Company related to its partnership for SANCTURA, $5.3 million of SANCTURA royalties, $1.9 million from product sales of DELATESTRYL, and $6.6 million in sales force subsidy.

Cost of product revenue was $12.3 million for the nine month period ended June 30, 2006, an increase of 60% from the $7.7 million reported for the nine month period ended June 30, 2005. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost, the costs related to sales of DELATESTRYL, and royalties paid to Madaus for SANCTURA.

Research and development expenses for the nine month period ended June 30, 2006 were $30.9 million, an increase of 77% from the $17.4 million reported for the nine month period ended June 30, 2005. Marketing, general and administrative expenses for the nine month period ended June 30, 2006 were $26.7 million, a decrease of 23% from the $34.7 million reported for the nine month period ended June 30, 2005.

Interest expense included $1.3 million and $3.9 million for the quarter and nine month period respectively ended June 30, 2006 in connection with the Company’s July 2003 issuance of Convertible Notes.

Effective October 1, 2005, the Company began recording stock-based compensation as an expense in its statement of operations under SFAS 123(R). Accordingly, results for the quarter and nine month period ended June 30, 2006 included stock-based compensation expense of $1.0 million and $3.5 million, respectively, the impact of which is recorded in R&D and MG&A. This new accounting guidance did not impact prior year expenses or earnings.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on August 3, 2006. The live call may be accessed by dialing 866-831-6267 from the U.S. and Canada, and 617-213-8857 from international locations. The participant passcode is 32681502. A replay of the call will be available beginning at 11:00 AM on August 3, 2006 and lasting until 12:00 AM on September 3, 2006. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 77119235.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company currently co-promotes SANCTURA® for overactive bladder and markets DELATESTRYL® to treat male hypogonadism and currently has six compounds in clinical development. The compounds in clinical development include SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering and premature ejaculation, and aminocandin for systemic fungal infections.

About SANCTURA

SANCTURA® is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patients and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended June 30, 2006 and 2005

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2006	2005	2006	2005
Total revenues	$11,879	$8,193	$35,276	$23,233

Costs and expenses:
Cost of product revenues	4,686	1,874	12,336	7,729
Research and development	11,129	5,559	30,883	17,448
Marketing, general and administrative	8,908	9,045	26,725	34,713

Total costs and expenses	24,723	16,478	69,944	59,890

Loss from operations	(12,844)	(8,285)	(34,668)	(36,657)

Investment income	760	798	2,448	2,210
Interest expense	(1,293)	(1,293)	(3,878)	(3,878)
Minority interest and other	—	(9)	(435)	(183)

Loss before income taxes	(13,377)	(8,789)	(36,533)	(38,508)
Provision for income taxes	—	(1,000)	0	(2,150)

Net loss	$(13,377)	$(9,789)	$(36,533)	$(40,658)

Net loss per common share:
Basic and diluted	$(0.28)	$(0.21)	$(0.77)	$(0.87)

Weighted average common shares:
Basic and diluted	47,614	46,999	47,353	46,946

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2006	September 30, 2005
Cash, cash equivalents and marketable securities	$53,325	$101,217
Other assets	25,974	11,314

Total assets	$79,299	$112,531

Convertible notes	72,000	72,000
Deferred revenue	130,811	142,308
Other liabilities	23,415	13,365

Capital	311,727	306,979
Accumulated deficit	(458,654)	(422,121)

Total stockholders’ deficit	(146,927)	(115,142)

Total liabilities and stockholders’ deficit	$79,299	$112,531